Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (No. 333-212709, No. 333-219755) and Form S‑8 (No. 333-204785) of Evolent Health, Inc. of our report dated March 1, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting of Evolent Health, Inc., which appears in this Form 10‑K.

/s/PricewaterhouseCoopers LLP
McLean, Virginia
March 1, 2018